Exhibit 3(a)

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF
TXU ENERGY COMPANY LLC

Dated as of September 29, 2006

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Page
ARTICLE XIII MISCELLANEOUS	27
SECTION 13.01. NOTICES	27
SECTION 13.02. NO ACTION FOR PARTITION	27
SECTION 13.03. HEADINGS AND SECTIONS	27
SECTION 13.04. AMENDMENTS	27
SECTION 13.05. BINDING EFFECT	28
SECTION 13.06. GOVERNING LAW	28
SECTION 13.07. CERTIFICATE OF FORMATION	28
SECTION 13.08. SEVERABILITY	28
SECTION 13.09 ADDITIONAL DOCUMENTS AND ACTS	28
SECTION 13.10. NO THIRD PARTY BENEFICIARIES	28

SCHEDULE A - MEMBERS SCHEDULE
EXHIBIT A - FORM OF JOINDER

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This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of TXU Energy Company LLC, a Delaware limited liability company (the "Company"), is entered into and shall be effective as of September __, 2006, by and among the Company, TXU US Holdings Company ("US Holdings") and TXU Energy Holdings Company, ("Energy Holdings"; and each of US Holdings and Energy Holdings, a "Member" and together, the "Members").

WHEREAS, US Holdings formed the Company as a limited liability company under the laws of the State of Delaware by filing a Certificate of Formation (the "Original Certificate of Formation") with the Secretary of State of the State of Delaware on November 5, 2001, and in connection therewith entered into a Limited Liability Company Agreement for the Company on November 12, 2001 (the "Original Agreement");

WHEREAS on November 21, 2002, US Holdings contributed 1% of the membership interests in the Company to Energy Holdings and Energy Holdings was admitted as a member to the Company;

WHEREAS, on November 21, 2002, the Company and the Members entered into the First Amended and Restated Limited Liability Company Agreement ("First Amendment"), which amended and restated the Original Agreement in its entirety in connection with the sale by the Company of $750 million principal amount of its 9.00% Exchangable Subordinated Notes due 2012 (the "Notes") to certain entities affiliated with DLJ Merchant Banking Partners III, L.P. (the "DLJ Entities");

WHEREAS, on December 19, 2002, with the consent of the Company, the DLJ Entities transferred $250 million principal amount of the Notes to certain entities affiliated with Berkshire Hathaway Inc. (the "BH Entities");

WHEREAS, on July 1, 2003, the Company exercised its right to require holders of the Notes to exchange their Notes for a preferred equity interest in the Company (the "Note Exchange");

WHEREAS, on July 1, 2003, the Company, the Members, the DLJ Entities, and the BH Entities entered into the Second Amended and Restated Limited Liability Company Agreement (the "Second Amendment") which amended and restated the First Amendment in its entirety in connection with the Note Exchange;

WHEREAS, as set forth in the Second Amendment, US Holdings held 99% of the Class A Membership Interests (as defined in the Second Amendment), Energy Holdings held 1% of the Class A Membership Interests, and the DLJ Entities and the BH Entities held all of the Class B Preferred Membership Interests (as defined in the Second Amendment);

WHEREAS, on April 26, 2004, TXU Corp. ("TXU") purchased all of the Class B Preferred Membership Interests from the DLJ Entities and the BH Entities and executed joinders to the Second Amendment as holder of the Class B Preferred Membership Interests;

WHEREAS, on December 22, 2005, TXU contributed all of the Class B Preferred Membership Interests to US Holdings, and US Holdings contributed 1% of the Class B Membership Interests to Energy Holdings (collectively, the "Contributions"), and US Holdings and Energy Holdings executed joinders to the Second Amendment as holders of the Class B Membership Interests;

WHEREAS, as a result of the Contributions, US Holdings and Energy Holdings hold all of the Membership Interests (the Class A Membership Interests and the Class B Preferred Membership Interests) in the Company in a ratio of 99% to 1%, respectively;

WHEREAS, the Members desire to recapitalize the Company by converting their Class A Membership Interests and their Class B Preferred Membership Interests into a single class of uncertificated Membership Interests to be owned 99% by US Holdings and 1% by Energy Holdings (the "Recapitalization");

WHEREAS, the Members desire to amend and restate the Second Amendment in its entirety to reflect the Recapitalization and otherwise as set forth below; and

WHEREAS, this Agreement amends and restates the Second Amendment in all respects, and from and after the date hereof constitutes the governing instrument of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the Members hereby agree as follows:
ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

"Affiliate" means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person.

"Agreement" has the meaning set forth in the Preamble.

"Bankruptcy" means, with respect to a Person, (a) that such Person has (i) made an assignment for the benefit of creditors; (ii) filed a voluntary petition in bankruptcy; (iii) been adjudged bankrupt, or insolvent; or had entered against such Person an order of relief in any bankruptcy or insolvency proceeding; (iv) filed a petition or an answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of such nature; or (v) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; (b) 60 days have elapsed after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (c) 60 days have elapsed since the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties and such appointment has not been vacated or stayed or the appointment is not vacated within 60 days after the expiration of such stay.

"Board of Managers" has the meaning set forth in Section 3.02.

"Business Day" means any day other than a Saturday, Sunday or any other day which is a legal holiday under the laws of the State of Texas or a day on which national banking associations in such States are authorized or required by law or other governmental action to close.

"Capital Account" means, with respect to any Member, the account maintained for such Member as provided in Article VI and in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) and this Agreement.

"Capital Contribution" means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company, whenever made. In the case of a Member that acquires an interest in the Company by virtue of a Transfer in accordance with the terms of this Agreement, "Capital Contribution" includes the Capital Contribution of such Member's predecessor in interest.

"Certificate of Formation" means the Original Certificate of Formation as may be amended, restated, supplemented or otherwise modified from time to time on or after the date hereof.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Company" has the meaning set forth in the Preamble.

"Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. § 18-101 et seq., as the same may be amended from time to time.

"Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further that, if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

"Designee" has the meaning set forth in Section 3.02(a).

"Dissolution Event" has the meaning set forth in Section 10.01(a).

"Distribute" means to make one or more Distributions.

"Distribution" means, with respect to a Member, the amount of money and the Gross Asset Value of property other than money (net of any liabilities secured by such property that such Member is considered to assume or take subject to as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(b)(5)) distributed to such Member by the Company (a) on account of such Member's Membership Interest as provided in Article VII or (b) in redemption or liquidation of all or any portion of such Member's Membership Interest, but shall not include payments to a Member (i) pursuant to a loan or advance made by such Member to the Company or in respect of any other transaction in which such Member acts other than in such Member's capacity as a partner within the meaning of Section 707(a) of the Code or (ii) which are guaranteed payments within the meaning of Section 707(c) of the Code.

"Encumbrance" means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation or other encumbrance.

"Fair Market Value" of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arms' length transaction.

"Fiscal Year" means the annual accounting period of the Company, which shall be the calendar year or such portion of a calendar year during which the Company is in existence.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

"Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset (other than money) contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(b) the Gross Asset Value of all assets of the Company shall be adjusted to equal their respective gross Fair Market Values (taking Code section 7701(g) into account), as determined by the Board of Managers, immediately prior to the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and

(c) the Gross Asset Value of any Company asset distributed in kind to any Member shall be the gross Fair Market Value (taking Code section 7701(g) into account) of such asset on the date of distribution, as determined by the Board of Managers pursuant to Section 10.02(c).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be reduced by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

"Gross Income" means all items of gross income and revenues for the applicable period, including any proceeds of any actual or deemed asset sales.

"Invested Capital" means the initial investment made by holders of Membership Interests, as may be reduced from time to time by any redemption or return of capital.

"Joinder" has the meaning set forth in Section 5.02.

"Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

"Liquidation Event" means any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

"Liquidator" has the meaning set forth in Section 10.02(a).

"Majority in Interest" means at any time, a Member or Members that own a majority of the Membership Interests outstanding at such time.

"Manager" means a member of the Board of Managers.

"Member" or "Member" has the meaning set forth in the Preamble.

"Members Schedule" has the meaning set forth in Section 5.01.

"Membership Interest" of any Member at any time means the entire ownership interest of such Member in the Company at such time, including all benefits to which the owner of such Membership Interest is entitled under this Agreement and applicable law, together with all obligations of such Member under this Agreement and applicable law.

"Net Income" and "Net Losses" mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any asset of the Company is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of "Gross Asset Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above; and

(f) any items which are specially allocated pursuant to Sections 8.02 or 8.03 shall not be taken into account in computing Net Income or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 8.02 or 8.03 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

"Officer" means an officer of the Company.

"Original Certificate of Formation" has the meaning set forth in the Recitals.

"Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

"Proceeding" has the meaning set forth in Section 12.01.

"Regulatory Allocations" has the meaning set forth in Section 8.03.

"State" means any one of the 50 states of the United States of America or the District of Columbia.

"Tax" or "Taxes" means all federal, State, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, windfall profit, payroll, sales, use, transfer, employment, unemployment, disability, use, property, withhold-ing, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.

"Tax Matters Member" has the meaning set forth in Section 9.04.

"Transfer" means (a) as a noun, the transfer of ownership by sale, exchange, assignment, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including Transfers by operation of law or legal process (and hereby expressly including, with respect to a Member, assignee or other Person, any voluntary or involuntary appointment of a receiver, trustee, liquidator, custodian or other similar official for such Member or all or any part of such Member, assignee or other Person or all or any part of the property of such Member, assignee or other Person under any bankruptcy, reorganization or insolvency law and (b) as a verb, the act of making any voluntary or involuntary Transfer.

"Treasury Regulations" means the income tax regulations promulgated under the Code as amended.

"TXU" has the meaning set forth in the Preamble.

"US Holdings" has the meaning set forth in the Preamble.

SECTION 1.02. Other Definitional Provisions.

(a) All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c) The words "hereof", "herein", "hereunder", and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified; and the term "including" shall mean "including without limitation".

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(e) Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Whenever used herein, "or" shall include both the conjunctive and disjunctive, "any" shall mean "one or more," and "including" shall mean "including without limitation."

(f) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

ARTICLE II

ORGANIZATION OF THE COMPANY

SECTION 2.01. Formation.

(a) The Company was formed upon the filing of the Original Certificate of Formation with the Secretary of State of the State of Delaware on November 5, 2001, pursuant to the Delaware Act and such filing is hereby approved and ratified in all respects. The Managers and each Officer are hereinafter designated as "authorized persons" within the meaning of the Delaware Act.

(b) Any Person designated as an "authorized person" by the Board of Managers is authorized to execute, deliver and file, or cause to be executed, delivered and filed, from time to time on behalf of the Company (i) any and all amendments to and restatements of the Certificate of Formation, and (ii) all other instruments, certificates, notices and documents, as an authorized person within the meaning of the Delaware Act. In addition, any Person designated as an "authorized person" by the Board of Managers is authorized to do or cause to be done all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements for the formation and/or operation and, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company shall desire to conduct its business. This Agreement shall constitute the "limited liability company agreement" (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

(c) The Company shall, to the extent permissible, elect to be treated as a partnership for federal income tax purposes, and the Membership Interests shall be treated as interests in a partnership for such purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment.

SECTION 2.02. Name. The name of the Company is "TXU Energy Company LLC", or such other name or names as the Board of Managers may from time to time designate; provided, however, that the name shall always contain the words "Limited Liability Company", "LLC" or "L.L.C."

SECTION 2.03. Registered Agent; Offices. The Company's registered agent and office within the State of Delaware shall be The Corporation Trust Company located at 1209 Orange Street, Wilmington, Delaware 19801, or such other place as the Board of Managers may from time to time determine. The Company's principal executive office shall be located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, or such other place as the Board of Managers may from time to time determine.

SECTION 2.04. Term. The term of existence of the Company shall be perpetual from the date the Original Certificate of Formation was filed with the Secretary of State of the State of Delaware, unless the Company is dissolved in accordance with the provisions of this Agreement or the Delaware Act.

SECTION 2.05. Purposes and Powers. The purpose of the Company is to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware.

SECTION 2.06. Liability to Third Parties; No Personal Liability

(a) Except as otherwise expressly provided by the Delaware Act, neither any Member nor any Manager shall be liable for the debts, obligations or liabilities of the Company (whether arising in contract, tort or otherwise), including, without limitation, under a judgment, decree or order of a court, by reason of being a Member or acting as a Manager of the Company.

(b) Each Member shall have the same limitation of personal lia-bility as is extended to stockholders of a private corporation for profit incorporated under the General Corporation Law of the State of Delaware.

(c) No Manager or Officer shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Company or any Member, in connection with the assets or the affairs of the Company; and, subject to the provisions of Article XII, all such Persons shall look solely to the assets of the Company for satisfaction of claims of any nature arising in connection with the affairs of the Company.

(d) The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of the Company or its affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members, Managers or the Officers for liabilities of the Company.

(e) Such protections from personal liability shall apply to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater or broader indemnification rights than such law permitted the Company to provide prior to such amendment).

SECTION 2.07. Limited Liability and Separateness. The Company shall be operated in such a manner as the Managers deem reasonable and necessary or appropriate to preserve (a) the limited liability of each of the Members (or their successors) in the Company and (b) the separateness of the Company from the business of each Member of the Company or any other Affiliate thereof.

ARTICLE III

MANAGEMENT OF THE COMPANY

SECTION 3.01. Management. The Company shall be managed by a Board of Managers.

SECTION 3.02. Board of Managers.

(a) The Company shall have a "Board of Managers", made up of at least one (1) member, which shall be chosen by the Majority in Interest (each a "Designee").

(b) Any Designee may be removed at any time, with or without cause, by the affirmative vote of the Majority in Interest. Any Designee who is removed in accordance with the provisions of this Section 3.02(b), or resigns or otherwise ceases to hold office by reason of his death, shall be replaced by the affirmative vote of the Majority in Interest.

SECTION 3.03. Number and Qualifications. The number of Managers of the Company shall be at least one (1), subject to modification by the Board of Managers in accordance to this Agreement, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager.

SECTION 3.04. Length of Service. Each Manager shall hold office until his or her successor shall be selected as provided in Section 3.02 of this Agreement and qualified, or until his or her earlier death, resignation or removal as provided in this Agreement.

SECTION 3.05. Resignation. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the remaining Manager. The acceptance of a resignation shall not be necessary to make it effective, unless so expressly provided in the resignation.

SECTION 3.06. Meetings of Board of Managers.

(a) All meetings of the Board of Managers shall be held telephonically, by videoconference (such participation in any such meeting shall constitute presence in person at such meeting, except where a Person participates in such meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not lawfully called or convened) or at the principal office of the Company or at such other place within or without the State of Delaware, as may be determined by the Chairperson of the Board of Managers or the member(s) of the Board of Managers calling the meeting, as the case may be, and set forth in the respective notice or waivers of notice of such meeting. A record shall be maintained of each meeting of the Board of Managers.

(b) Meetings of the Board of Managers may be called by (i) the Chairperson of the Board of Managers or (ii) by one or more Managers.

SECTION 3.07. Quorum; Majority Vote. Except as otherwise provided herein or by applicable law, the presence in person or by telephone of a majority of the Managers shall constitute a quorum of the Board of Managers for purposes of conducting business, unless a greater number is required by this Agreement or by law. Once a quorum is present at a meeting of the Board of Managers, the subsequent withdrawal from the meeting of any Manager prior to adjournment or the refusal of any Manager to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Board of Managers, the Managers at such meeting shall have the power to adjourn the meeting, without notice other than announcement at the meeting, until a majority of the Managers shall be present. Except as otherwise provided herein or required by applicable law, resolutions of the Managers at any meeting of Board of Managers shall be adopted by the affirmative vote of a majority of the Managers at such meeting at which a quorum is present. The act of a majority of the Board of Managers present in person or by telephone at a meet-ing at which a quorum is present in person or by telephone shall be the act of the Managers, except as otherwise provided by law or any other provision in this Agreement.

SECTION 3.08. Methods of Voting. A Manager may vote either in person or by telephone.

SECTION 3.09. Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meet-ing, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers entitled to vote on the action. Copies of any such consents shall be filed with the minutes and permanent records of the Company.

SECTION 3.10. Board of Managers' Powers. The Board of Managers shall have the authority on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company, subject to the rights of the Liquidator to liquidate the Company and take all actions incidental thereto during the period of liquidation.

SECTION 3.11. Duties and Obligations of the Board of Managers.

(a) The Board of Managers may engage one or more managers or Officers to advise the Board of Managers and be responsible for directing the day-to-day operations of the Company under the supervision of the Board of Managers. Each Manager shall be deemed a "manager" of the Company for all purposes of, and with the meaning set forth in, the Delaware Act.

(b) The Board of Managers shall have the power to delegate authority to such Managers, Officers, employees, agents and representatives of the Company, as it may from time to time deem appropriate.

SECTION 3.12. Officers.

(a) The Officers of the Company, as such, shall have limited authority, and shall be subject to the provisions and limitations of this Article III. All Officers named in this Agreement or elected or appointed pursuant to this Article III shall be responsible to, and subject to the authority and direction of, the Board of Managers in connection with matters over which the Board of Managers has authority.

(b) The Board of Managers may elect a Chairperson of the Board who, if elected, shall preside at all meetings of the Members and of the Board of Managers and shall perform such other duties as may be prescribed by the Board of Managers from time to time.

(c) The Company may elect a Chief Executive Officer, who, if elected, shall have general active management of the business of the Company, and in the absence of the Chairperson of the Board of Managers or if the office of Chairperson of the Board of Managers is vacant, shall preside at meetings of the members and Board of Managers, shall see that all orders and resolutions of the Board of Managers are carried into effect, shall have authority to sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person, is expressly delegated by this Agreement or the Board of Managers to some other Officer or agent of the Company or as may generally be delegated in the ordinary course of business, may maintain records of and certify proceedings of the Board of Managers and Members, and shall perform such other duties as may from time to time be prescribed by the Board of Managers.

(d) The Company may have a President, who shall be the chief operating officer of the Company, shall have authority to exercise the power of the Chief Executive Officer in his absence, and in the absence of the Chairperson of the Board of Managers and the Chief Executive Officer, or if both such offices are vacant, shall preside at meetings of the Members and Board of Managers. The Company may also have one or more Vice Presidents, who shall have authority to exercise the power of the President in his absence.

(e) The Company may have a Treasurer, who, unless provided otherwise by the Board of Managers, shall keep accurate financial records for the Company, shall deposit all moneys, drafts, and checks in the name of and to the credit of the Company, shall endorse for deposit all notes, checks, and drafts received by the Company, making proper vouchers therefor, shall disburse Company funds and issue checks and drafts in the name of the Company, shall render to the President and the Board of Managers, whenever requested, an account of all such Officer's transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such other duties as the Board of Managers or the President may prescribe from time to time.

(f) The Company may have a Secretary, who shall have primary responsibility to maintain records of actions of, and whenever necessary, certify all proceedings of the Members. The Secretary shall keep the required records of the Company, when so directed by the person or persons authorized to call such meetings, shall give or cause to be given notice of meetings of the Members, and shall perform such other duties and have such other powers as the Members or the President may prescribe from time to time.

(g) The Company may have additional Officers as determined by the Board of Managers.

(h) No Officer need be a Manager, a Member, a Delaware resident or a United States Citizen.

SECTION 3.13. Election, Removal and Resignation of Officers.

(a) Subject to the other provisions of this Article III, the Board of Managers may elect or appoint other Officers or agents of the Company, with such titles, duties, and authority as they shall designate. Subject to the other provisions of this Article III, and to any other limitations that the Board of Managers may impose, the Chief Executive Officer may delegate authority and appoint other Officers and agents of the Company, with such titles, duties, and authority as the Chief Executive Officer shall designate. The Chief Executive Officer, at any time, may remove or terminate the authority of any Officer or agent that was appointed by the Chief Executive Officer.

(b) Any Officer may be removed as such, with or without cause, by the Board of Managers at any time. Any Officer may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Board of Managers.

SECTION 3.14. Duty. A Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and its Members, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

ARTICLE IV

MEMBERS; VOTING RIGHTS

SECTION 4.01. Meetings of Members.

(a) Generally. Meetings of the Members may be called by: (i) the Board of Managers or (ii) a Majority in Interest. All meetings of the Members shall be held telephonically, by videoconference or at the principal office of the Company or at such other place within or without the State of Delaware, as may be determined by the Board of Managers or the Member(s) calling the meeting, as the case may be.

(b) Proxy. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.

Every proxy must be signed by the Member or its attorney-in-fact. Every proxy shall be revocable or irrevocable at the pleasure of the Member executing it.

(c) Quorum; Voting. Except as otherwise provided herein or by applicable law, a Majority in Interest, represented in person or by proxy, shall constitute a quorum of Members for purposes of conducting business. Once a quorum is present at a meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting, without notice other than announcement at the meeting, until a Majority in Interest shall be present or represented. Except as otherwise provided herein or required by applicable law, resolutions of the Members at any meeting of Members shall be adopted by the affirmative vote of a Majority in Interest represented and entitled to vote at such meeting at which a quorum is present.

(d) Actions Without a Meeting. Unless otherwise prohibited by law, any action to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest and such consent is delivered to the Secretary of the Company promptly after the effective date of such consent. A record shall be maintained by the Secretary of the Company of each such action taken by written consent of the Members.

SECTION 4.02. Voting Rights. Except as specifically provided in this Agreement or otherwise required by applicable law, for all purposes hereunder, including for purposes of Article III hereof, the Members shall be entitled to vote pro rata in accordance with Membership Interests.

SECTION 4.03. Registered Members. The Company shall be entitled to treat the owner of record of any Membership Interests as the owner in fact of such Membership Interest for all purposes, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

SECTION 4.04. Withdrawal; Resignation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as result of any other events specified in Section 18-304 of the Delaware Act. So long as a Member continues to own or hold any Membership Interests, such Member shall not have the ability to resign as a Member prior to the dissolution and winding-up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding-up of the Company shall be null and void. As soon as any Person who is a Member ceases to own or hold any Membership Interests, such Person shall no longer be a Member.

SECTION 4.05. Death or Dissolution of a Member. Except as provided in Section 10.01, the death or dissolution of any Member shall not cause the dissolution of the Company. In such event, the Company and its business shall be continued by the remaining Member or Members.

SECTION 4.06. Authority. No Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

ARTICLE V

MEMBERSHIP INTERESTS; MEMBERSHIP

SECTION 5.01. Membership Interests. The Membership Interests of the Company shall consist of one class of Membership Interests, with such class having the rights and privileges, including voting rights, if any, set forth in this Agreement. Upon issuance of any Membership Interests as provided in this Agreement, the Membership Interests so issued shall be deemed to be duly and validly issued. The Secretary of the Company shall maintain a schedule of all Members from time to time, which shall include their respective mailing addresses and the Membership Interests held by them (as the same may be amended, modified or supplemented from time to time, the "Members Schedule"), a copy of which as of the date hereof is attached hereto as Schedule A. The Members shall have no interest in the Company other than the Membership Interests conferred by this Agreement, which shall be deemed to be personal property giving only the rights conferred by this Agreement. Ownership of a Membership Interest shall not entitle a Member to call for a partition or division of any property of the Company.

SECTION 5.02. New Members. In order for a Person to be admitted as a Member of the Company pursuant to the issuance of Membership Interests to such Person, such Person shall have executed and delivered to the Secretary of the Company a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto (each, a "Joinder"). Upon execution of a Joinder, the amendment of the Members Schedule by the Secretary of Company and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of the applicable Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his or its Membership Interests. The Board of Managers shall then adjust the Capital Accounts of the Members as necessary in accordance with Section 6.02.

ARTICLE VI

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS; REDEMPTIONS

SECTION 6.01. Capital Contributions. Prior to, or as of, the date hereof, each Person who is a Member as of the date hereof has made or is deemed to have made, Capital Contributions to the Company and is deemed to own the percentage of Membership Interests set forth opposite such Member's name on the Members Schedule as in effect on the date hereof.

SECTION 6.02. Capital Accounts.

(a) Each holder of a Membership Interest shall have a Capital Account equal to its (i) Invested Capital, (ii) plus any Net Income or items of Gross Income allocated to such holder and (iii) less (x) any Distributions to such holder and (y) any Net Loss or items of loss or deduction allocated to such holder.

(b) Such Capital Accounts shall be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

SECTION 6.03. No Withdrawal. No Member will be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

SECTION 6.04. Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions.

SECTION 6.05. Status of Capital Contributions.

(a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b) Except as otherwise provided by applicable law, no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company.

(c) No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

ARTICLE VII

DISTRIBUTIONS

SECTION 7.01. Priority of Distributions. Distributions in any form, including cash or other assets, shall be made to the holders of Membership Interests pro rata in accordance with their Membership Interests at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law. A Member shall not be entitled to receipt of a Distribution, and, thus, shall not be deemed a creditor of the Company with respect to a Distribution as contemplated by Section 18-606 of the Act, until the date specified by the Board of Managers in the resolution authorizing such Distribution, and if no such date is specified by the Board of Managers, then such entitlement date shall be the payment date for such Distribution set forth in the resolution authorizing such Distribution.

SECTION 7.02. Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate Section 18-607 of the Delaware Act or other applicable law or if such Distribution would violate any of the Company's debt financing agreements or any other debt financing agreement of which the Company is a guarantor, but shall instead make such Distribution as soon as practicable after such time as the making of such Distribution would not cause such violation.

ARTICLE VIII

ALLOCATIONS

SECTION 8.01. Allocations.

(a) Net Income shall be allocated for each Fiscal Year to the holders of Membership Interests pro rata in accordance with their Membership Interests.

(b) Net Losses shall be allocated for each Fiscal Year to the holders of Membership Interests pro rata in accordance with their Membership Interests.

SECTION 8.02. Special Allocations. The following special allocations shall be made in the following order to the extent items of income, gain, loss or deduction are available:
(a) Partnership Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article VIII, if there is a net decrease in partnership minimum gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.02(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VIII, if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4).

Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 8.02(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 8.02(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 8.02 have been tentatively made as if this Section 8.02(c) were not contained in this Agreement. For this purpose, Adjusted Capital Account Deficit means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to: (A) the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1), or (B) the penultimate sentence of Treasury Regulation Section 1.704-2(i)(5), and (ii) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Gross Income in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 8.02(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 8.02 have been made as if Section 8.02(c) and this Section 8.02(d) were not contained in this Agreement.

SECTION 8.03. Curative Allocations. The allocations set forth in Section 8.02 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 8.03.

Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Board of Managers determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not contained in this Agreement and all Company items were allocated pursuant to this Article VIII without regard to the Regulatory Allocations. In exercising its discretion under this Section 8.03, the Board of Managers shall take into account future Regulatory Allocations under Section 8.02 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.02.

SECTION 8.04. Code Section 704(c) Tax Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value at the time of its contribution. In the event the Gross Asset Value of any Company asset reflected in the Members' Capital Accounts is adjusted pursuant to the provisions above, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the adjusted Gross Asset Value of such property as reflected in the Members' Capital Accounts in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Allocations pursuant to this Section 8.04 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, or other items, or distributions pursuant to any provision of this Agreement. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for, shall be divided among the Members in the same proportions as they share Net Income, Net Losses, or amounts specially allocated pursuant to Sections 8.03 or 8.04, as the case may be, for the Fiscal Year.

SECTION 8.05. Other Allocation Rules.

(a) Except as otherwise provided in Section 8.04 and Article X, for Tax purposes, each item of income, gain, loss and deduction will, to the extent appropriate, be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction has been allocated pursuant to the other provisions of this Agreement.

(b) For purposes of determining the Net Income and Net Losses or any other items allocable to any period, Net Income and Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Tax Matters Member using any method that is permissible under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE IX

ELECTIONS AND REPORTS
SECTION 9.01. Accounting Books and Records.

(a) The Company shall keep on site at its principal place of business each of the following:

(i) separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Agreement;

(ii) a current list of the full name and last known business, residence, or mailing address of each Member, both past and present;

(iii) a copy of the Certificate of Formation, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iv) copies of the Company's federal, State, local and foreign income Tax returns and reports, if any;

(v) copies of this Agreement;

(vi) copies of any writings permitted or required under Section 18-502 of the Delaware Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member's Capital Contribution; and

(vii) any written consents obtained from Members pursuant to Section 18-302 of the Delaware Act regarding action taken by Members without a meeting.

(b) The Company shall use the accrual method of accounting for Tax purposes and shall use GAAP in the preparation of its financial reports and shall keep its books and records in accordance with the foregoing.

SECTION 9.02. Reports. The Board of Managers shall be responsible for causing the preparation of financial reports of the Company, including the appointment of the Company's accountants, and the coordination of financial matters of the Company with the Company's accountants.

SECTION 9.03. Tax Elections. The taxable year will be the Fiscal Year, unless the Tax Matters Member determines another taxable year is required in order to comply with applicable laws. Unless otherwise provided in this Agreement, the Tax Matters Member will determine whether to make or revoke any available election pursuant to the Code.

SECTION 9.04. Tax Controversies. US Holdings is designated the "Tax Matters Member" for the Company, and in such capacity shall be considered to be the "tax matters partner" within the meaning of Section 6231 of the Code. The Tax Matters Member is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by Tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

SECTION 9.05. Tax Status and Returns. Each of the parties hereto: (a) recognizes and intends that, for U.S. federal income tax purposes, the Company shall be treated as a partnership in which each Member is a partner and (b) agrees to refrain from taking or consenting to any action the result of which could result in the classification or treatment of the Company as anything other than a partnership in which each Member is a partner for U.S. federal income tax purposes. To the extent that any of the parties hereto is required to report any item of income, gain, loss, deduction, or credit relating to the Company for U.S. federal income tax purposes, such party shall report such item in a manner consistent with the Company's tax returns and statements.

ARTICLE X

DISSOLUTION AND LIQUIDATION

SECTION 10.01. Dissolution.

(a) The Company shall be dissolved and its affairs wound up only upon the happening of any of the following events (each a "Dissolution Event"):
(i) the sale or other disposition by the Company of all or substantially all of the assets it then owns in accordance with the terms of this Agreement; or
(ii) a Liquidation Event or the Bankruptcy of the Company; or
(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act;

(b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to such dissolution, but the Company shall not terminate until the winding-up of the Company has been completed, the assets of the Company have been Distributed as provided in Section 10.02 and the Certificate of Formation shall have been canceled.

SECTION 10.02. Liquidation.

(a) Liquidator. Upon the occurrence of a Dissolution Event, the Board of Managers will appoint a Person to act as the "Liquidator", and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.02.

The Liquidator will agree not to resign at any time without 30 days' prior written notice to the Board of Managers. The Liquidator may be removed at any time, for or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board of Managers. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.02 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.02. The Liquidator shall receive reimbursement of its reasonable out-of-pocket expenses in performing its duties.

(b) Liquidating Actions. The Liquidator will liquidate the assets of the Company and apply and Distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) first, to the payment in full of the Company's debts and obligations to its creditors (including Members) in order of the priority provided by law;

(ii) second, to the establishment of and additions to such reserves as the Board of Managers deems reasonably necessary or appropriate; and

(iii) third, after first giving effect to the allocations described in Section 8.01 through Section 8.03 and Section 10.01 above, first to settle the Capital Accounts of the holders of Membership Interests.

For the avoidance of doubt, the allocations and Distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the Distribution of the Company's assets pursuant to this Section 10.02(b) being equal to the amount which such Member would be entitled to in accordance with the priority of Distributions under Section 7.01(a).

(c) Distribution in Kind. Notwithstanding the provisions of Section 10.02(b) which require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.02(b), if upon dissolution of the Company the Board of Managers determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Board of Managers may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the holders of the Membership Interests, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.02(b), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, the Fair Market Value of any property to be distributed shall be that value agreed to by a Majority in Interest and a majority of the Board of Managers.

(d) Time to Wind Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.02(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Company (or any Member's interest in the Company) and related adjustments will be made by the end of the Fiscal Year of the Liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e) Termination. Upon completion of the Distribution of the assets of the Company as provided in Section 10.02(b) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI

TRANSFER OF MEMBERSHIP INTERESTS; CONVERSIONS

SECTION 11.01. Restrictions. Each Member acknowledges and agrees that such Member shall not Transfer, or create or suffer to exist any Encumbrance against, any Membership Interests except in accordance with the provisions of this Article XI. Any attempted Transfer or Encumbrance in violation of the preceding sentence shall be deemed void ab initio and of no force or effect whatsoever, and the Company will not record any such Transfer or Encumbrance on its books or treat any purported transferee as the owner of such Membership Interests for any purpose.

SECTION 11.02. General Restrictions on Transfer. Notwithstanding anything to the contrary in this Agreement, no transferee of any Membership Interests received pursuant to a Transfer shall become a Member in respect of or be deemed to have any ownership rights in the Membership Interests so Transferred unless the purported transferee is admitted as a Member.

(a) Following a Transfer of any Membership Interests that is permitted under this Article XI, the transferee of such Membership Interests shall succeed to the Capital Account associated with such Membership Interests and shall receive allocations and Distributions hereunder in respect of such Membership Interests. Notwithstanding the foregoing, Net Income and Net Losses and other items will be allocated between the transferor and the transferee according to Section 706 of the Code.

(b) Any Member who Transfers all of its Membership Interests: (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

SECTION 11.03. Procedures for Transfer. Subject in all events to the general restrictions on Transfers contained in this Article XI, , a Member may Transfer all or any part of its Membership Interests in accordance with the following conditions:

(a) No Transfer of Membership Interests may be completed until the prospective transferee is admitted as a Member of the Company by executing and delivering to the Secretary of the Company a Joinder. Upon execution of a Joinder, the amendment of the Members Schedule by the Secretary of the Company and the satisfaction of any other applicable conditions, such prospective transferee shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon the Company shall reissue the applicable Membership Interests in the name of such prospective transferee.
(b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Membership Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and State tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interests until it has received such information.

SECTION 11.04. Limitations. Notwithstanding anything to the contrary in this Agreement, no Membership Interest may be Transferred and the Company may not issue any Membership Interest unless: (i) such Transfer or issuance, as the case may be, shall not affect the Company's existence or qualification as a limited liability company under the Delaware Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as other than a partnership for United States federal income tax purposes and (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Company under Code Section 708, unless the Board of Managers determines that any such termination will not have a material adverse impact on the Members.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Right to Indemnification . Subject to the limitations and conditions as provided in this Article XII each Person (for purposes of this Article XII, the term “Person” shall include only natural persons) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereafter a “Proceeding”) , by reason of the fact that such Person, or a Person of whom he or she is the legal representative, is or was a Manager or Officer, or while such Manager or Officer is or was serving at the request of the Company as a member, director, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, joint venture, partnership, trust, sole proprietorship, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding and indemnification under this Article XII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. It is expressly acknowledged that the indemnification provided in this Article XII could involve indemnification for negligence or under theories of strict liability.

SECTION 12.02. Limitation on Indemnification. Subject to applicable law, notwithstanding any language in this Article XII to the contrary, in no event shall any Person be entitled to indemnification pursuant to this Article XII if it is established or admitted:

(a)  in a final judgment of a court of competent jurisdiction; or

(b) by such Person in any affidavit, sworn statement, plea arrangement or other cooperation with any government or regulatory authority that:

(i) the Person’s acts or omissions that would otherwise be subject to indemnification under this Article XII were committed in bad faith or were the result of active and deliberate dishonesty; or

(ii) such Person personally gained a profit to which he or she was not legally entitled with an action or omission that would otherwise be subject to indemnification pursuant to this Article XII.

SECTION 12.03. Advancement of Expenses. The right to indemnification conferred in this Article XII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding, without any determination as to such Person's ultimate entitlement to indemnification under, upon receipt of a written affirmation by such Person of such Person's good faith belief that such Person has met the standard of conduct necessary for indemnification under applicable law and this Article XII and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company under this Article XII or if such indemnification is prohibited by applicable law.

SECTION 12.04. Indemnification of Employees and Agents. The Company by adoption of a resolution by the Board of Managers, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to any Manager or Officer under this Article XII; and the Company, by adoption of a resolution by the Board of Managers, may indemnify and advance expenses to any Person who is or was not a Manager, Officer, employee or agent of the Company but who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person's status as such to the same extent and subject to the same conditions that the Company may indemnify and pay any advance expenses to any Manager or Officer under this Article XII.

SECTION 12.05. Appearance as a Witness. Notwithstanding any other provision of this Article XII, the Company may pay or reimburse expenses incurred by a Manager, Officer, employee, agent or other Person in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

SECTION 12.06. Nonexclusivity of Rights. The indemnification and advancement and payment of expenses provided by this Article XII shall not be deemed exclusive of any other rights to which a Manager, Officer or other Person indemnified pursuant to this Article XII may have or hereafter acquire under any law (common or statutory), provision of this Agreement, any agreement or otherwise.

SECTION 12.07. Contract Rights. The rights granted pursuant to this Article XII shall be deemed to be contract rights, and no amendment, modification or repeal of this Article XII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

SECTION 12.08. Insurance. The Company may purchase and maintain insurance or another arrangement, at its expense, on behalf of itself or any Person who is or was serving as a Manager, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, partnership, corporation, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability, expense or loss, whether or not the Company would have the power to indemnify such Person against such liability, expense or loss under the provisions of this Article XII.

SECTION 12.09. Savings Clause. If this Article XII or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Article XII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or Proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the fullest extent permitted by applicable law.

For purposes of this Article XII, the terms “Company” shall include any predecessor of the Company and any constituent entity (including any constituent of a constituent) absorbed by the Company in a consolidation or merger; the terms “other enterprise” shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service “at the request of the Company” shall include service as an Officer, Manager, Member or employee of the Company which imposes duties on, or involves services by, such Officer, Manager, Member or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a Person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a Person with respect to an employee benefit plan which such Person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Notices

(a) All notices, requests, claims, demands and other communications under or in connection with this Agreement shall be given to or made upon: (i) any Member, at such Member's address set forth on the Members Schedule and (ii) the Company at the following addresses (or in any case to such other address as the addressee may from time to time designate in writing to the sender):

TXU Energy Company LLC
1601 Bryan Street
Dallas, TX 75201
(b) All notices, requests, claims, demands and other communications under or in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery or delivery by courier to the party to be notified, (ii) three Business Days after deposit with the United States Post Office, by registered or certified mail, return receipt requested, postage prepaid and addressed as provided in Section 13.01(a) and (iii) one Business Day after receipt of confirmation if such notice is sent by facsimile.

SECTION 13.02. No Action for Partition. No Member shall have any right to maintain any action for partition with respect to any property of the Company.

SECTION 13.03. Headings and Sections. The descriptive headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

SECTION 13.04. Amendments. This Agreement may not be amended, supplemented, modified or restated nor may any provision herein be waived without the express unanimous written consent of the Board of Managers. In addition, any amendment to this Section 13.04 shall also require the prior written consent of each Member. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

The failure of any Member to assert any of their respective rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 13.05. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

SECTION 13.06. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 13.07. Certificate of Formation. The Certificate of Formation is incorporated by reference and hereby made a part of this Agreement. In the event of any conflict between the Certificate of Formation and this Agreement, the provisions of this Agreement shall govern to the extent not contrary to law.

SECTION 13.08. Severability. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such term or provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable term or provision had never comprised a part of this Agreement, and the all other terms and provisions of this Agreement will nevertheless remain in full force and effect and will not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Upon such determination that any term or provision is invalid, illegal or unenforceable, the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 13.09. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

SECTION 13.10. No Third Party Beneficiaries. Except for the provisions of Article XII relating to indemnification, this Agreement shall be binding upon and inure solely to the benefit of the Members and their respective successors and assigns, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, interest, claim or benefit, of any nature whatsoever, under or on account of this Agreement.

IN WITNESS WHEREOF, the Member has caused this Agreement to be executed by its officer or other representatives thereunto duly authorized, as of the date first above written.
TXU US HOLDINGS COMPANY
By:	/s/ Anthony Horton
Name: Anthony Horton
Title: Treasurer & Assistant Treasurer

TXU ENERGY HOLDINGS COMPANY
By:	/s/ Anthony Horton
Name: Anthony Horton
Title: Treasurer & Assistant Treasurer

Schedule A
MEMBERS SCHEDULE

Name, Address and Facsimile Number of Member	Percentage of Membership Interests Owned

TXU US Holdings Company 1601 Bryan Street, Dallas, TX 75201	99%
TXU Energy Holdings Company 1601 Bryan Street, Dallas, TX 75201	1%

EXHIBIT A
FORM OF JOINDER TO
LIMITED LIABILITY COMPANY AGREEMENT
THIS JOINDER to the Third Amended and Restated Limited Liability Company Agreement of TXU Energy Company LLC, a Delaware limited liability company (the "Company"), dated as of September 29, 2006, as amended or restated from time to time, by and among and the Members of the Company (the "Agreement"), is made and entered into as of _________ by and between the Company and _______________ ( the "Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, the Holder has acquired Membership Interests from _______________ and the Agreement and the Company require the Holder, as the holder of such Membership Interests, to become a party to the Agreement, and the Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties of this Joinder hereby agree as follows:

1.
Agreement to be Bound. The Holder hereby: (a) acknowledges that it has received and reviewed a complete copy of the Agreement and (b) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

2.	Members Schedule. For purposes of the Members Schedule, the address of the Holder is as follows:

[Name]
[Address]
[Facsimile Number]

3.
Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and all remedies shall be governed by such laws.

4.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder

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By:
Name:
Title: